Exhibit 4.5

                               CELSION CORPORATION

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT
                           DATED AS OF AUGUST 15, 2002

         This Amendment No. 1 (this "Amendment No. 1") to that certain Rights Agreement (the "Rights Agreement") by and between Celsion Corporation (the "Company") and American Stock Transfer & Trust Company as Rights Agent (the "Rights Agent") dated as of August 15, 2002, is entered into the 16th day of January, 2003. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed thereto in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company has determined that it is necessary and desirable to amend the Rights Agreement to provide an additional exclusion from the definition of an "Acquiring Person";

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates as the Company may deem necessary or desirable until such time as the Rights are no longer redeemable; and

         WHEREAS, the Rights are currently redeemable.

         NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein and in the Rights Agreement and other good and valuable consideration, the Rights Agreement hereby is amended as follows:

         1. Amendatory Provision. Pursuant to Section 27 of the Rights Agreement, Section 1(a) of the Rights Agreement hereby is amended to provide the following additional exclusion to the definition of "Acquiring Person" subsequent to item (iii) of the first sentence of that Section, to be numbered as item (iv) of the first sentence of that Section and to read as follows:

         (iv) Boston Scientific Corporation ("BSC") shall not become an "Acquiring Person" as the result of the acquisition of shares of Common Stock by BSC solely (a) pursuant to that certain Transaction Agreement, dated as of January 20, 2003, by and between the Company and BSC (the "BSC Transaction Agreement") and (b) pursuant to a stock dividend on, subdivision of, or similar proportionate adjustment in (collectively, an "Adjustment"), the shares of Common Stock received pursuant to the BSC Transaction Agreement, provided, however, that if BSC shall become the Beneficial Owner of an aggregate of 15% or more of the shares of Common Stock then outstanding by reason of share acquisitions other than pursuant to the BSC Transaction Agreement or an Adjustment in the shares received pursuant thereto (provided that such aggregate may include shares of Common Stock acquired pursuant to the BSC Transaction Agreement or any Adjustment), then BSC shall be deemed to be an "Acquiring Person".

         2. Execution by the Rights Agent. Upon the delivery of a certificate from an appropriate officer of the Company which states that this Amendment No. 1 is compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute this Amendment No 1.

         3.       Effective Time. Notwithstanding Section 2 hereof, pursuant to
Section 27 of the Rights Agreement, this Amendment No. 1 shall become effective immediately upon execution by the Company.

         4. Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Rights Agreement (i) are ratified and confirmed; (ii) shall remain unamended and not waived; and (iii) shall continue in full force and effect.

         5. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         6. Severability. If any term, provision, covenant or restriction of this Amendment No. 1 or of the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 and the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7. Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Celsion Corporation has caused this Amendment No. 1 to be duly executed on the date first above written.

                             CELSION CORPORATION


                             By: /s/Anthony P. Deasey
                                -------------------------------
                             Name: Anthony P. Deasey
                             Title:  Executive Vice President--Finance
                             and Administration and Chief
                             Financial Officer


Executed by American Stock Transfer & Trust Company, as Rights Agent, this 6th day of February, 2003.



AMERICAN STOCK TRANSFER & TRUST
COMPANY, as Rights Agent

By: /s/ Herbert J. Lemmer
    ----------------------------------------
Name: Herbert J. Lemmer
Title: Vice President



                                       3